The American Funds Income Series
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$36,014
Class B	$2,946
Class C	$1,942
Class F	$1,703
Total	$42,605
Class 529-A	$848
Class 529-B	$231
Class 529-C	$426
Class 529-E	$71
Class 529-F	$55
Class R-1	$71
Class R-2	$1,720
Class R-3	$2,225
Class R-4	$470
Class R-5	$247
Total	$6,364

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2873
Class B	$0.2404
Class C	$0.2376
Class F	$0.2923
Class 529-A	$0.2840
Class 529-B	$0.2326
Class 529-C	$0.2330
Class 529-E	$0.2666
Class 529-F	$0.2992
Class R-1	$0.2376
Class R-2	$0.2408
Class R-3	$0.2669
Class R-4	$0.2911
Class R-5	$0.3092

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	124,662
Class B	11,864
Class C	8,248
Class F	6,071
Total	150,845
Class 529-A	3,055
Class 529-B	996
Class 529-C	1,882
Class 529-E	275
Class 529-F	207
Class R-1	300
Class R-2	7,213
Class R-3	9,043
Class R-4	1,851
Class R-5	935
Total	25,757

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.43
Class B	$13.43
Class C	$13.43
Class F	$13.43
Class 529-A	$13.43
Class 529-B	$13.43
Class 529-C	$13.43
Class 529-E	$13.43
Class 529-F	$13.43
Class R-1	$13.43
Class R-2	$13.43
Class R-3	$13.43
Class R-4	$13.43
Class R-5	$13.43